Exhibit 2.1
AGREEMENT
AMONG
BERJAYA GROUP (CAYMAN) LIMITED, PRIME GAMING
PHILIPPINES, INC., STEVE SATERBO, AND TONTO CAPITAL
PARTNERS, GP (SELLERS),
ROADHOUSE GRILL, INC.,
RHG ACQUISITION CORPORATION,
AND
DUFFY’S HOLDINGS, INC.

i

TABLE OF CONTENTS

		Page
16.9	Severability	43
16.10	Absence of Third-Party Beneficiaries	43
16.11	Assignment	43
16.12	Other Documents	43
16.13	Governing Law	43
16.14	Attorneys’ Fees	43
16.15	Public Disclosure	44
16.16	Jurisdiction	44
16.17	Currency	44
16.18	Counterparts	44

v

AGREEMENT
     Agreement dated as of April 6, 2007 among:
     A. Berjaya Group (Cayman) Limited, a corporation organized under the laws of the Cayman Islands (“Berjaya Cayman”), Prime Gaming Philippines, Inc., a corporation organized under the laws of the Philippines (“Prime Gaming” and collectively with Berjaya Cayman, “Berjaya”) Steve Saterbo (“Saterbo”) and Tonto Capital Partners, GP, a Delaware general partnership (“Tonto”);
     B. Roadhouse Grill, Inc., a Florida corporation (“RHG”);
     C. RHG Acquisition Corporation, a Florida corporation (“Buyer”); and
     D. Duffy’s Holdings, Inc., a Florida corporation (“Guarantor”).
BACKGROUND
     Berjaya, Saterbo and Tonto (individually a “Seller” and collectively the “Sellers”) are the owners of an aggregate of 24,996,342 shares (the “Shares”) of the common stock, par value $0.03 per share (the “Common Stock”), of RHG representing 85.5% of the issued and outstanding shares of capital stock of RHG.
     Sellers desire to sell the Shares to Buyer, and Buyer desires to purchase the Shares, on the terms and subject to the conditions set forth in this Agreement.
AGREEMENT
     The parties agree as follows:
ARTICLE 1
DEFINITIONS
     The following terms, as used herein, have the following meanings:
     “1933 Act” means the Securities Act of 1933, as amended.
     “1934 Act” means the Securities Exchange Act of 1934.
     “Accounts Payable and Accrued Expenses” has the meaning set forth in Item 1.01 of the RHG Disclosure Letter.
     “Additional Consideration” has the meaning set forth in Section 3.5.1.
     “Affiliate” means an officer, director, shareholder, partner or employee or other Person who or which directly or indirectly controls, is controlled by or is under common control with such Person.
     “Anticipated Amounts” has the meaning set forth in Section 3.3.2.

     “Berjaya” has the meaning set forth in the Preamble.
     “Berjaya Cayman” has the meaning set forth in the Preamble.
     “Berjaya Debt” has the meaning set forth in Section 7.1.
     “Business Day” means any day other than a Saturday, Sunday or legal or bank holiday in the City of Miami, Florida (the “City”). If any time period set forth in this Agreement expires on other than a Business Day in the City, such period shall be extended to and through the next succeeding Business Day in the City.
     “Buyer” has the meaning set forth in the Preamble.
     “Cash Consideration” has the meaning set forth in Section 3.2.1.
     “Closing” has the meaning set forth in Section 13.1.
     “Closing Date” means the date the Closing shall occur.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Common Stock” has the meaning set forth in the Preamble.
     “Company Permits” has the meaning set forth in Section 4.10.
     “Company Securities” has the meaning set forth in Section 4.5.
     “Company SEC Documents” has the meaning set forth in Section 4.6.
     “Company SEC Filed Documents” has the meaning set forth in Section 4.6.
     “Company SEC Subsequently Filed Documents” has the meaning set forth in Section 4.6.
     “Confidentiality Agreement” has the meaning set forth in Section 16.2.
     “Debt” has the meaning set forth in Item 1.02 of the RHG Disclosure Letter.
     “Delayed Proceeds” has the meaning set forth in Item 1.01 of the RHG Disclosure Letter.
     “Delinquent SEC Filings” has the meaning set forth in Section 9.2.
     “Deposit” has the meaning set forth in Section 3.4.
     “Development Agreements” has the meaning set forth in Section 7.6.
     “Employee Plans” has the meaning set forth in Section 4.14.
     “Employee Stock Options” has the meaning set forth in Section 4.5.
     “Environment” means air, surface water, ground water or land, including land surface or subsurface, and any receptors such as persons, wildlife, fish or other natural resources.
     “Environmental Clean-Up Site” means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites relating to investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding or investigation, formal or informal, related to or arising from any location at which there has been a Release or threatened or suspected Release of a Hazardous Material.
     “Environmental Laws” means any federal, state, local or foreign law, regulation, rule, judgment, order, decree or injunction, relating to occupational health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.
     “Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities required by Environmental Laws in connection with the business of RHG or any of its Subsidiaries as currently conducted.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.
     “Expenses” has the meaning set forth in Item 1.01 of the RHG Disclosure Letter.
     “Fiscal 2006 Balance Sheet” has the meaning set forth in Section 4.7.
     “Fiscal 2006 Financial Statements” has the meaning set forth in Section 4.7.
     “Florida Law” means the Florida Business Corporation Act, as currently in effect as of the date of this Agreement.
     “GAAP” means United States generally accepted accounting principles.
     “Governmental Authority” means any federal, state, local, foreign, international, multinational or other government and any political subdivision thereof (including, without limitation, any governmental agency, department, bureau, office, commission or other units of government) or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.
     “Gross Proceeds” has the meaning set forth in Item 1.01 of the RHG Disclosure Letter.
     “Guarantor” has the meaning set forth in the Preamble.
     “Hazardous Materials” means (a) any chemicals, materials, substances or waste, including, containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls, or (b) any chemicals, materials, substances or waste which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law.
     “Indemnified Damages” has the meaning set forth in Section 14.1.
     “Intellectual Property Rights” means (i) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, and all improvements to the inventions disclosed in each such registration, patent or patent application, (ii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iii) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (iv) computer software (including source code, object code, firmware, operating systems and specifications), (v) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including production processes and techniques and research and development information), (vi) industrial designs (whether or not registered), (vii) databases and data collections, (viii) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (ix) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (x) all rights in all of the foregoing provided by treaties, conventions and common law and (xi) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.
     “IP Bill of Sale” has the meaning set forth in Section 7.1.
     “January 2007 Balance Sheet” has the meaning set forth in Section 4.7.
     “January 2007 Balance Sheet Date” has the meaning set forth in Section 4.8.
     “January 2007 Financial Statements” has the meaning set forth in Section 4.7.
     “Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a Person other than RHG and licensed or sublicensed to RHG, other than any such Intellectual Property Rights solely relating to commercial “off-the-shelf” or “shrink wrap” software.
     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset other than a statutory lien. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
     “Material Adverse Effect” means, with respect to any Person, a material adverse effect on the financial condition, business, liabilities, assets or results of operations of such Person and its Subsidiaries, taken as a whole, except any such effect resulting from or arising in connection with the announcement of this Agreement, the Merger or the transactions contemplated hereby or thereby, including resignations of employees; provided, however, that with respect to RHG the following shall not constitute a material adverse effect: (i) the inclusion of a going-concern qualification in RHG’s audited financial statements for the fiscal year ended April 30, 2006 by RHG’s auditors, (ii) a determination by RHG to record additional non-cash charges on its financial statements relating to the impairments of assets, (iii) additional non-material changes that may be made to RHG’s financial statements in connection with the preparation of its Delinquent SEC Filings, or (iv) a reduction in the aggregate sales volume of RHG’s restaurants of 15% or less as compared to aggregate sales volume as reflected on RHG’s store level budget (a copy of which is referred to in Item 4.8 of the RHG Disclosure Letter) or a reduction of store level EBITDA of 15% or less as compared to RHG’s EBITDA as reflected on RHG’s store level budget.
     “Material Contracts” has the meaning set forth in Section 4.22.
     “Merger” has the meaning set forth in Section 7.4.

     “Minority Shareholders” has the meaning set forth in Section 7.4.
     “Merger Consideration” has the meaning set forth in Section 7.4.
     “Net Cash Proceeds” has the meaning set forth in Item 1.01 of the RHG Disclosure Letter.
     “Net Proceeds” has the meaning set forth in Item 1.01 of the RHG Disclosure Letter.
     “New Berjaya Note” has the meaning set forth in Section 7.1.
     “Owned Intellectual Property Rights” means all Intellectual Property Rights owned by either RHG or any Subsidiary of RHG.
     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Prime Gaming” has the meaning set forth in the Preamble.
     “Purchase Price” has the meaning set forth in Section 3.1.
     “Real Property Lease” means any real property lease, sublease, license, or other occupancy agreement, including, without limitation, any modification, amendment or supplement thereto and any other related document or agreement executed or entered into by RHG (including, without limitation, any of the foregoing which RHG has subleased or assigned to another Person and as to which RHG remains liable).
     “Registered Intellectual Property Rights” means all Intellectual Property Rights of which RHG or any Subsidiary is the registered owner or has applied to become the registered owner.
     “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.
     “RHG” has the meaning set forth in the Preamble.
     “Saterbo” has the meaning set forth in the Preamble.
     “SEC” means the Securities and Exchange Commission.
     “Seller” and “Sellers” has the meaning set forth in the Preamble.
     “Site” means any of the real property currently owned, leased, occupied, used or operated by RHG, including all soil, subsoil, surface waters and groundwater.
     “Shareholder Note” has the meaning set forth in Section 3.2.
     “Shares” has the meaning set forth in the Preamble.
     “SOX” means the Sarbanes-Oxley Act of 2002.
     “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

     “Superior Proposal” means any proposal made by a third party to acquire all the equity securities or assets of RHG, pursuant to a tender or exchange offer, a merger or a consolidation, (A) on terms which the Board of Directors of RHG determines in its good faith judgment to be superior from a financial point of view on a present value basis to the holders of RHG’s Common Stock than the Merger (based on the written opinion, with only customary qualifications, of RHG’s independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Buyer to amend the terms of this Agreement and the Merger) and (B) that is fully financed and reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.
     “Tax” means all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority (“Tax Authority”), including but not limited to, income, gross receipts, excise, property, sales, value-added, use, transfer, net worth, franchise, environmental, payroll, withholding, social security or other taxes, customs, duties, levies or fines, including any interest, penalties or additions attributable thereto, and including liability for a Tax of another Person as a transferee or by virtue of being an acquiring or survivor corporation in a merger or similar transaction.
     “Tax Return” means any return, report, form, information return or other document, including any schedule or attachment thereto, and including any amendment thereof, required by law to be filed with a Tax Authority relating to Taxes.
     “Tonto” has the meaning set forth in the Preamble.
     “WARN Act” means the Workers Adjustment Retraining Notification Act of 1988.
     Any reference in this Agreement to (i) a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder and (ii) the word “including” shall mean “including, without limitation”.
ARTICLE 2
PURCHASE AND SALE
     Upon and subject to the terms and conditions contained in this Agreement, at the Closing, Sellers shall sell, transfer and deliver good and valid title to the Shares to Buyer, free and clear of all Liens, and Buyer shall purchase the Shares from Sellers.
ARTICLE 3
PURCHASE PRICE AND PAYMENT
     3.1 Purchase Price. The consideration to be paid by Buyer to Sellers for the acquisition of the Shares by Buyer shall be $0.32 per Share for an aggregate purchase price of $7,998,829.44 (the “Purchase Price”), subject to adjustment as set forth in Section 3.3.
     3.2 Payment of Purchase Price. The Purchase Price shall consist of:

          3.2.1 $1,000,000 (the “Cash Consideration”), which shall be paid by Buyer at the Closing in immediately available funds, subject to adjustment as set forth in Section 3.3; and
          3.2.2 Buyer’s promissory notes in the form of Exhibit 3.2.2 in the aggregate principal amount of $6,998,829.44 (collectively, the “Shareholder Note”), subject to adjustment as set forth in Section 3.3.
     3.3 Adjustment to Purchase Price.
          3.3.1 At the Closing, RHG’s Accounts Payable and Accrued Expenses, after giving effect to the application of amounts being contributed by Buyer to RHG as set forth in Section 7.3.2, shall not exceed $10,000,000. In the event RHG’s Accounts Payable and Accrued Expenses exceed $10,000,000, the amount of the Cash Consideration shall be reduced on a dollar for dollar basis for the amount of such excess. In the event that the amount by which the Accounts Payable and Accrued Expenses exceeds $10,000,000 is more than $1,000,000, the amount of the Shareholder Note shall be reduced on a dollar for dollar basis for the amount of such excess over $11,000,000. In the event RHG’s Accounts Payable and Accrued Expenses are less than $10,000,000, the amount of the Shareholder Note shall be increased on a dollar for dollar basis for the amount by which RHG’s Accounts Payable and Accrued Expenses are less than $10,000,000.
          3.3.2 As soon as reasonably practicable, but not later than 10 business days before the anticipated Closing Date, RHG shall deliver to Buyer (i) schedules setting forth with specificity the anticipated Accounts Payable and Accrued Expenses expected to be due as of the Closing Date (“Anticipated Amounts”), (ii) supporting information with respect to the calculation of the Anticipated Amounts and (iii) a certificate of the Chief Executive Officer of RHG attesting to the manner of the calculation of the Anticipated Amounts. Within five business days thereafter, Buyer shall determine whether it agrees or disagrees with RHG’s calculations of the Anticipated Amounts. If Buyer does not agree with RHG’s calculations, it shall, on or before the fifth business day before the Closing Date, provide RHG with schedules setting forth with specificity Buyer’s calculations of the Anticipated Amounts. Thereafter, between the date that Buyer presents its schedules and the Closing Date, RHG and Buyer shall negotiate in good faith to resolve any such disagreements before the Closing Date.
          3.3.3 If after such discussions the parties are unable to reach an agreement as to the Anticipated Amounts to be outstanding as of the Closing Date, and as a result of such disagreement a reduction in the Cash Consideration and the amount of the Shareholder Note, if applicable, would be required under this Section 3.3, the parties shall calculate the reduction in the Cash Consideration and the Shareholder Note, if applicable, to Sellers based solely on Buyer’s calculations and such computation shall be used for purposes of determining the Purchase Price to be paid at the Closing Date. The amount by which the Cash Consideration is reduced shall be deposited in escrow with a party mutually acceptable to RHG and Buyer.
          3.3.4 No later than 90 days following the Closing, Buyer shall deliver to Sellers (i) schedules setting forth with specificity the actual Accounts Payable and Accrued Expenses due as of the Closing Date, (ii) supporting information with respect to the calculation of the Accounts Payable and Accrued Expenses, and (iii) a certificate of the President of Buyer attesting to the manner of the calculation of the Accounts Payable and Accrued Expenses. Within five business days thereafter, Sellers shall determine whether they agree or disagree with Buyer’s calculation of the Accounts Payable and Accrued Expenses. If Sellers do not agree with the amount determined by Buyer, Buyer and Sellers shall select an arbitrator, which shall be a firm of independent certified public accountants mutually agreed upon by Buyer and Sellers (but not RHG’s or Buyer’s independent certified public accounting firms), to review such matters and request that such arbitrator determine the actual Accounts Payable and Accrued Expenses as of the Closing Date. The arbitrator’s decision shall be made as soon as practicable, but no later than 60 days after the arbitrator is retained. The decision of the arbitrator shall be issued in writing to Buyer and Sellers. The arbitrator’s decision shall be final, non-appealable and binding on all parties. Based on the arbitrator’s decision, the amount of the Cash Consideration paid and the Shareholder Note, if applicable, shall remain the same; Buyer will deliver additional Cash Consideration and a second Shareholder Note with the exact same terms as the Shareholder Note, if applicable, for the amount by which the Cash Consideration and the Shareholder Note, if applicable, were incorrectly reduced based on Buyer’s calculation of the Anticipated Amount or Sellers shall surrender the Shareholder Note for cancellation by Buyer in exchange for the reissuance of a new Shareholder Note in the reduced amount. In any event, RHG, on the one hand, and Sellers, on the other hand, shall pay 50% of the fees of the arbitrator.
     3.4 Deposit. Buyer has agreed to provide a refundable deposit in the aggregate amount of $100,000 (the “Deposit”), which was deposited on the date hereof in escrow with Akerman Senterfitt pursuant to the terms of an escrow agreement in the form of Exhibit 3.4.
     3.5 Additional Consideration.
          3.5.1 In the event that following the Closing Buyer, in its sole and absolute discretion, shall determine to undertake such activities as are set forth in Item 3.5 of the RHG Disclosure Letter, and the aggregate Net Proceeds derived from such activities taking place within 24 months of the Closing (or such additional period as is described below) are in excess of $15,000,000, then Buyer shall pay Sellers additional cash consideration (the “Additional Consideration”) equal to 50% of the Net Proceeds in excess of $15,000,000, up to a maximum of $4,000,000. To the extent that total Gross Proceeds received by RHG includes Delayed Proceeds, the Additional Consideration shall be payable to Sellers from the Net Cash Proceeds and the Delayed Proceeds. The amount of Additional Consideration payable in cash shall be equal to the percentage that Net Cash Proceeds bears to Net Proceeds, which shall be paid within 60 days of receipt of the Net Cash Proceeds. The amount of Additional Consideration payable from the Delayed Proceeds, which shall be paid within 60 days of collection of such Delayed Proceeds, shall equal the percentage that the Delayed Proceeds bears to Net Proceeds. To the extent that contracts or agreements relating to a particular transaction have been executed within the 24 month period referred to above but such transaction does not close until after such 24-month period, Additional Consideration shall be paid with respect to such transaction when it closes. Further, if within six-months after such 24 month period RHG enters into an agreement to consummate a transaction that would have been covered by this Section 3.5 had it been consummated within such 24 month period, and such transaction was in negotiation (which negotiations must include an offer in writing, a letter of intent or a term sheet transmitted by or to RHG) at the end of such 24 month period, Additional Consideration shall also be paid with respect to such transaction when it closes.

               (a) The first $500,512.12 to Berjaya as additional consideration for its agreement to reduce the Berjaya Debt; and
               (b) An amount to Sellers on a pro rata basis based on their respective number of Shares sold pursuant to the terms of this Agreement, until each Seller has received an aggregate of $0.46 per share, inclusive of the Purchase Price.
          3.5.2 Buyer intends to enter into a mutually satisfactory consulting agreement with Ayman Sabi, RHG’s chief executive officer, regarding the activities set forth in Item 3.5 of the RHG Disclosure Letter.
          3.5.3 By way of example only, assume that three months after the Closing, RHG has received Gross Proceeds of $20,000,000, of which $16,000,000 is received in cash and $4,000,000 is received in the form of a promissory note payable in four quarterly installments of $1,000,000 each. In connection with such activities, RHG incurs Expenses equal to $2,400,000 resulting in Net Proceeds of $17,600,000. Sellers would be entitled to receive a total of $1,300,000 of Additional Consideration (($17,600,000 — $15,000,000) x 50%) in this case. The first $1,001,000 ($1,300,000 x ($13,600,000/$17,600,000)) of such Additional Consideration will be paid from the Net Cash Proceeds within 60 days of receipt of such cash by RHG. The remaining $299,000 ($1,300,000 x ($4,000,000/$17,600,000)) of such Additional Consideration will be paid in four equal installments payable within 60 days of receipt by RHG of each of the equal installments under the note received.
     3.6 Prepayment of Shareholder Note.
          3.6.1 In the event that following the Closing Buyer, in its sole and absolute discretion, shall determine to undertake such activities as are set forth in Item 3.5 of the RHG Disclosure Letter, if the Gross Proceeds derived from such activities taking place within 24 months of the Closing are in excess of $9,500,000, then Buyer shall pay Sellers, as a prepayment of the Shareholder Note, an amount equal to 50% of the Net Proceeds in excess of such $9,500,000 of Gross Proceeds, until the earlier of payment in full of the Shareholder Note or the second anniversary of the Closing. To the extent that total Gross Proceeds received by RHG includes Delayed Proceeds, the amounts payable pursuant to this Section 3.6 shall be payable to Sellers from the Net Cash Proceeds and the Delayed Proceeds. The amount payable pursuant to this Section 3.6 payable in cash shall be equal to the percentage that Net Cash Proceeds bears to Net Proceeds, which shall be paid within 60 days of receipt of the Net Cash Proceeds. The amount payable pursuant to this Section 3.6 payable from the Delayed Proceeds, which shall be paid within 60 days of collection of such Delayed Proceeds, shall equal the percentage that the Delayed Proceeds bears to Net Proceeds.
          3.6.2 By way of example only, assume that three months after the Closing, RHG has received aggregate Gross Proceeds of $10,000,000, of which $8,000,000 is paid by the purchasers in cash and $2,000,000 is in the form of a promissory note payable in four quarterly installments of $500,000 each. In connection with such activities, RHG incurs Expenses equal to $1,200,000 resulting in Net Proceeds of $8,800,000. The Expenses relating to the Gross Proceeds in excess of $9,500,000 equal $60,000. Sellers will be entitled to a prepayment equal to $220,000 (($10,000,000 - $9,500,000-$60,000) x 50%) in this case. The first $169,400

($220,000 x ($6,800,000/$8,800,000) of such prepayment will be paid from the Net Cash Proceeds within 60 days of receipt of such cash by RHG. The remaining $50,600 ($220,000 x ($2,000,000/$8,800,000)) of such prepayment will be paid in four equal installments payable within 60 days of receipt by RHG of each of the equal installments under the note received.
          3.6.3 Buyer, Sellers and RHG acknowledge that Sections 3.5 and 3.6 of this Agreement both provide that, under certain circumstances, Sellers are entitled to be paid an amount equal to a portion of Net Proceeds. Sections 3.5 and 3.6 operate independently of each other, and the obligation of Buyer under Section 3.5 does not have any effect on the obligation of RHG under Section 3.6, and vice versa. Accordingly, subject to the provisions of Sections 3.5 and 3.6, Sellers could be entitled to receive payments with respect to particular Net Proceeds under both of Sections 3.5 and 3.6. Buyer and RHG acknowledge that once RHG has received Net Proceeds in excess of $15,000,000, RHG will be obligated to pay Additional Consideration in accordance with Section 3.5 up to $4,000,000 from the 50% of the Net Proceeds RHG retains in accordance with Section 3.6.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF RELATING TO RHG
     Berjaya, Tonto and RHG, severally, make the representations and warranties contained in this Article 4 to Buyer, intending that Buyer rely on each of such representations and warranties in order to induce Buyer to enter into and complete the transactions contemplated by this Agreement. The representations and warranties of Berjaya and Tonto shall survive the consummation of the transactions contemplated by this Agreement until the expiration of one year from the Closing Date, provided that (a) in the case of fraud Berjaya’s and Tonto’s representations and warranties shall survive the consummation of such transactions without any time limit, and (b) subject to clause (a), Berjaya’s and Tonto’s representations and warranties contained in Sections 4.13 and 4.16 shall survive the consummation of such transactions until the expiration of applicable statutes of limitation and any extensions of such limitations plus 90 days. The representations and warranties of RHG shall terminate upon completion of, and shall not survive, the Closing. Where reference is made to the knowledge of RHG, such knowledge means and includes (a) actual knowledge of the Person, including, in the case of RHG the actual knowledge of any of the directors, officers or principal employees of RHG set forth in Item 4.0 of the RHG Disclosure Letter, and (b) that knowledge which a prudent business person could have obtained in the management of his or her business after making due inquiry and after exercising due diligence.
     4.1 Corporate Existence and Power. RHG is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on RHG. Item 4.1 of the RHG Disclosure Letter sets forth each jurisdiction in which RHG is qualified to do business as a foreign corporation. RHG is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except as would not have, individually or in the aggregate, a Material Adverse Effect on RHG. RHG has heretofore made available to Buyer true and complete copies of the articles of incorporation and bylaws of RHG as currently in effect. RHG does not have any Subsidiaries.
     4.2 Authorization. The execution, delivery and performance by RHG of this Agreement and the consummation by RHG of the transactions contemplated hereby are within RHG’s powers and have been duly authorized by all necessary action on the part of RHG. No vote of the holders of the outstanding Common Stock of RHG is necessary in connection with the consummation of the transactions contemplated hereby, except that the filing by Buyer, subsequent to the Closing and in its capacity as the holder of 80% or more of the outstanding Common Stock of RHG, of Articles of Merger is required under Section 607.1104 of the Florida Statutes. This Agreement constitutes a valid and binding agreement of RHG, enforceable against RHG in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to or affecting creditor’s rights and remedies generally, and subject as to enforceability of general principles of equity (whether considered in a proceeding in equity or at law).
     4.3 Governmental Authorization. The execution, delivery and performance by RHG of this Agreement and the consummation by RHG of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, or foreign, other than (i) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign, and (ii) any actions or filings the absence of which could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on RHG or materially impair the ability of RHG to consummate the transactions contemplated by this Agreement.
     4.4 Non-contravention. The execution, delivery and performance by RHG of this Agreement and the consummation by RHG of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of RHG, (ii) assuming compliance with the matters referred to in Section 4.3, contravene, conflict with, or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree binding upon or applicable to RHG, (iii) except as set forth in Item 4.4 of the RHG Disclosure Letter, require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, could become a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which RHG is entitled under any provision of any agreement or other instrument binding upon RHG or any license, franchise, permit, certificate, approval or other similar authorization affecting the assets or business of RHG, or (iv) result in the creation or imposition of any Lien on any asset of RHG, except in the case of each of clauses (ii), (iii) and (iv) as would not have, individually or in the aggregate, a Material Adverse Effect on RHG.
     4.5 Capitalization.
          4.5.1 The authorized capital stock of RHG consists of 35,000,000 shares of Common Stock. As of the date of this Agreement, there are outstanding:

               (a) 29,220,663 shares of Common Stock, and
               (b) employee stock options (the “Employee Stock Options”) to purchase an aggregate of 975,000 shares of Common Stock.
          4.5.2 All outstanding shares of capital stock of RHG have been duly authorized and validly issued and are fully paid and nonassessable. Except as disclosed above or in Item 4.5 of the RHG Disclosure Letter, there are outstanding (a) no shares of capital stock or other voting securities of RHG, (b) no securities or indebtedness of RHG convertible into or exchangeable for shares of capital stock or voting securities of RHG, and (c) no options, warrants or other rights to acquire from RHG, and no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of RHG, obligating RHG to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of RHG or obligating RHG to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses (a), (b) and (c) being referred to collectively as the “Company Securities”). Except as set forth in Item 4.5 of the RHG Disclosure Letter, there are no outstanding obligations of RHG to repurchase, redeem or otherwise acquire any Company Securities. Further, except as set forth in Item 4.5 of the RHG Disclosure Letter or as otherwise contemplated by this Agreement, there are not as of the date hereof and there will not be at the time of the Closing any stockholder agreements, voting trusts or other agreements or understandings to which RHG is a party or by which it is bound relating to the voting of any shares of the capital stock of RHG.
     4.6 SEC Filings.
          4.6.1 RHG has made available to Buyer (i) RHG’s annual reports on Form 10-K (as may have been amended prior to the date hereof) for its fiscal years ended April 24, 2005, April 25, 2004, April 27, 2003, and April 28, 2002, (ii) RHG’s quarterly reports on Form 10-Q for each of the quarters ended July 24, 2005, October 23, 2005 and January 22, 2006; (iii) its proxy or information statements relating to meetings of the shareholders of RHG held (or actions taken without a meeting by such shareholders) since October 1, 2002, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since October 1, 2002 (the documents referred to in this Section 4.6.1, collectively, the “Company SEC Filed Documents”). RHG has made available to Buyer all correspondence of RHG, including any comment letters and the responses thereto, from or to the Securities and Exchange Commission (the “SEC”) or its staff since October 1, 2002.
          4.6.2 As of its filing date, each Company SEC Filed Document complied, and each such SEC document filed subsequent to the date hereof (collectively, the “Company SEC Subsequently Filed Documents” and collectively with the Company SEC Filed Documents, the “Company SEC Documents”) will comply, as to form and content in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.
          4.6.3 As of its filing date (or, if amended or superceded by a filing prior to the date hereof, on the date of such filing), each Company SEC Filed Document filed pursuant to the 1934 Act did not, and each such Company SEC Subsequently Filed Document will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
          4.6.4 Each Company SEC Filed Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
          4.6.5 RHG has put in place disclosure controls and procedures, as defined in Rule 13a-14(c) promulgated under the 1934 Act, to the extent required by applicable law and regulation.
     4.7 Sarbanes-Oxley Act; Financial Statements; Internal Controls. RHG is in compliance in all material respects with all applicable requirements of SOX and all applicable rules and regulations promulgated by the SEC thereunder that are effective as to RHG as of the date hereof, except as would not reasonably be expected to have a Material Adverse Effect on RHG. RHG has made available to Buyer (a) the unaudited balance sheet of RHG as of April 30, 2006 (the “Fiscal 2006 Balance Sheet”) and the related statements of operations and retained earnings and of cash flows for the year then ended, together with the related notes (the “Fiscal 2006 Financial Statements”) and (b) the unaudited balance sheet of RHG as of January 28, 2007 (the “January 2007 Balance Sheet”) and the related statement of operations and retained earnings and cash flows for three month and nine months then ended, together with the related notes (the “January 2007 Financial Statements”). Except as set forth in Item 4.7 of the RHG Disclosure Letter, the audited consolidated financial statements and unaudited consolidated interim financial statements of RHG included, or to be included, in the Company SEC Documents fairly present or will present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of RHG and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). The books and records of RHG have been, and are being, maintained, in all material respects, in accordance with GAAP and any other applicable legal and accounting requirements.
     4.8 Absence of Certain Changes. Since the date of the January 2007 Balance Sheet (the “January 2007 Balance Sheet Date”), the business of RHG has been conducted in all material respects in the ordinary course of business consistent with past practices and, except as disclosed to Buyer in Item 4.8 of the RHG Disclosure Letter or in RHG SEC Filed Documents, there has not been:
          4.8.1 any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on RHG;
          4.8.2 any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of RHG, or any repurchase, redemption or other acquisition by RHG of any outstanding shares of capital stock or other securities of, or other ownership interests in, RHG;
          4.8.3 any amendment of any material term of any outstanding security of RHG;
          4.8.4 any incurrence, assumption or guarantee by RHG of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;
          4.8.5 any creation or other incurrence by RHG of any Lien on any material asset other than in the ordinary course of business consistent with past practices and other than any such Lien which relates, individually or in the aggregate, to an obligation or obligations of not more than $50,000;
          4.8.6 any making of any loan, advance or capital contributions to or investment in any Person;
          4.8.7 any damage, destruction or other casualty loss not covered by insurance affecting the business or assets of RHG that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on RHG;
          4.8.8 any change in any method of accounting or accounting principles or practices by RHG, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;
          4.8.9 any entering into of any material transaction or contract, or making any material commitment to do the same, by RHG, except in the ordinary course of business consistent with past practice;
          4.8.10 any (a) entering into of an agreement providing for any severance or termination pay to (or amendment to any existing arrangement with) any current or former director, officer or employee of RHG, (b) increase in benefits payable under any existing severance or termination pay policies or employment agreements covering any current or former director, officer or employee of RHG, (c) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer or employee of RHG, (d) establishment, adoption or amendment (except as required by applicable law) of any labor, collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer or employee of RHG, (e) increase in compensation or bonus or increase in other benefits (including stock options or other equity-based compensation) payable to any current or former director or officer of RHG, or (f) except in the ordinary course of business consistent with past practices, increase in compensation, bonus or other benefits payable (including stock options or other equity-based compensation) or payment of any bonus or similar remuneration to any current or former employee of RHG;
          4.8.11 except as required by law, any material Tax election made or changed, any annual income tax accounting period changed, any material change in a method of income tax accounting, any amended Tax Return or claim for Tax refund filed, any written closing agreement entered into under Section 7121 of the Code (or similar agreement under state, local or foreign income tax law), or any material Tax controversy settled;
          4.8.12 any cancellation of any licenses, sublicenses, franchises, permits or agreements to which RHG is a party, or any notification to RHG that any party to any such arrangements intends to cancel or not renew such arrangements beyond their expiration date as in effect on the date hereof, which cancellation or notification has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on RHG; or
          4.8.13 any revaluation by RHG of any assets, including, without limitation, writing down of the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice.
     4.9 No Undisclosed Material Liabilities. Except as disclosed in Item 4.9 of the RHG Disclosure Letter or as set forth in the Company SEC Filed Documents or the January 2007 Financial Statements, there are no material liabilities or obligations of RHG of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:
          4.9.1 liabilities or obligations disclosed and/or provided for in the January 2007 Balance Sheet or in RHG SEC Filed Documents; and
          4.9.2 liabilities or obligations incurred in the ordinary course of business consistent with past practices since the January 2007 Balance Sheet Date that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on RHG.
     4.10 Compliance with Laws and Court Orders. All licenses, franchises, permits, clearances, consents, certificates and other evidences of authority of RHG which are necessary to the conduct of RHG’s business (“Company Permits”) are in full force and effect and RHG is not in violation of any Company Permit in any respect, except for such exceptions or violations that, individually or in the aggregate, would not have, or would not be likely to have, a Material Adverse Effect on RHG. Except for exceptions which would not have a Material Adverse Effect, the businesses of RHG has been conducted in accordance with all applicable laws, regulations, orders, and other requirements of governmental authorities. RHG is, and since January 2007 Balance Sheet Date has been in compliance with, and to the Knowledge of RHG is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, in each case except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on RHG.
     4.11 Litigation. Except as disclosed in Item 4.11 of the RHG Disclosure Letter or as set forth in the Company SEC Filed Documents, there is no action, suit, investigation, audit, arbitration or proceeding pending against, or, to the Knowledge of RHG, threatened against or affecting, RHG, any present or former officer, director or employee of RHG in his or her capacity as such, or any of the properties or assets of RHG before any court or arbitrator or before or by any governmental body, agency or official, domestic, or foreign.
     4.12 Finders’ and Advisory Fees. Except as disclosed in Item 4.12 of the RHG Disclosure Letter, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of RHG who might be entitled to any fee or commission from RHG or any of its Affiliates in connection with the transactions contemplated by this Agreement.
     4.13 Tax Matters. Except as disclosed in Item 4.13 of the RHG Disclosure Letter,
          4.13.1 RHG has filed within the time and in the manner prescribed by law, all Tax Returns required to be filed by or with respect to RHG and such Tax Returns reflect accurately in all material respects the Tax liabilities of RHG.
          4.13.2 RHG has within the time prescribed by law paid all Taxes that are due and payable by RHG, except where the failure to so pay such Taxes is being contested in good faith as identified in Item 4.13 of the RHG Disclosure Letter and involve aggregate Taxes so being contested in not in excess of $25,000.
          4.13.3 RHG has no Liens with respect to Taxes upon any of its properties or assets other than Liens for Taxes not yet due and payable, except where such Taxes are being contested in good faith as identified in Item 4.13 of the RHG Disclosure Letter and involve aggregate Taxes so being contested not in excess of $25,000.
          4.13.4 RHG has established an adequate accrual or reserve for unpaid Taxes in the audited consolidated financial statements and unaudited consolidated interim financial statements of RHG included in RHG SEC Documents.
          4.13.5 RHG has not waived in writing any statute of limitations with respect to Taxes of RHG or, to the extent related to such Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect.
          4.13.6 RHG does not have a federal, state, local or foreign audit or other administrative proceeding or court proceeding presently pending or, to the Knowledge of RHG, threatened relating to or involving any Tax Returns for RHG.
          4.13.7 RHG does not have any joint or several Tax liability under Treas. Reg. §1.1502-6 (or similar provisions of any state, local or foreign income Tax law), other than such liability arising solely by reason of membership in the consolidated group of which RHG is the common parent.
          4.13.8 Item 4.13 of the RHG Disclosure Letter sets forth all jurisdictions where RHG files Tax Returns.

          4.13.9 RHG has not been subject to a claim made by a Tax Authority in a jurisdiction where RHG does not file Tax Returns that RHG is or may be subject to Taxes assessed by such jurisdiction.
          4.13.10 No deficiencies for any Taxes have been asserted, proposed or assessed (in each case in writing) against RHG, except for any such Taxes that have been fully paid on or before the January 2007 Balance Sheet Date or which, if fully paid, would involve aggregate Taxes of less than $25,000.
          4.13.11 RHG has timely disclosed on Tax Returns all reportable transactions required to be disclosed by Treasury Regulations under Section 6011 of the Code, and Item 4.13.11 contains a description of any such disclosures.
          4.13.12 RHG will not be required (a) as a result of a change in method of accounting prior to the date hereof, to include any adjustments under Section 481(a) of the Code (or any corresponding provision of state, local or foreign income Tax law) in taxable income for any period after the Closing Date, or (b) as a result of a closing agreement under Section 7121 of the Code (or similar agreement under state, local or foreign income Tax law) to include any item of income or exclude any item of deduction for any period after the Closing Date.
          4.13.13 RHG has not made any payments that are non-deductible under Sections 162(m) or 280G of the Code (or any corresponding provisions of state, local or foreign law).
          4.13.14 RHG has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (or any corresponding provisions of state, local or foreign law) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code (or any corresponding provision of state, local or foreign law).
          4.13.15 RHG is not a party to a gain recognition agreement under Section 367 of the Code and the regulations thereunder.
     4.14 Employee Benefit Plans.
          4.14.1 Item 4.14 of the RHG Disclosure Letter contains a correct and complete list identifying as of the date hereof each “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit- sharing, stock option or other stock related rights or other forms of incentive, compensation or loans, deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by RHG or any Affiliate and covers any current or former director, officer or employee of RHG or any of its Subsidiaries, or with respect to which RHG or any of its Subsidiaries has any liability. Such contracts, plans, arrangements and policies are referred to collectively herein as the “Employee Plans.”

          4.14.2 True and accurate copies of each Employee Plan of RHG, together, where applicable, with all current trust agreements, the most recent annual reports on Form 5500 and any auditor’s reports, the most recent financial statements, the most recent actuarial reports, all agreements or contracts with any investment manager or investment advisor with respect to any Employee Plan of RHG, the most recent IRS favorable determination letters, all current summary plan descriptions and summaries of material modifications for such plans have been made available to Buyer. In the case of any unwritten Employee Plan, a written description of such plan has been made available to Buyer. With respect to each “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained, administered or contributed to by RHG or any Affiliate, RHG has made available to Buyer a list of each actuary, attorney, and accountant providing professional services with respect to each “employee benefit plan” of RHG or the fiduciaries of each “employee benefit plan” of RHG, as well as the location of all other records and the name of the individual responsible for such records with respect to each “employee benefit plan” of RHG.
          4.14.3 Neither RHG nor any ERISA Affiliate sponsors, maintains or contributes to, or has in the past 10 years sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.
          4.14.4 Neither RHG nor any ERISA Affiliate contributes to, or has in the past 10 years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA or any multiple employer plan within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.
          4.14.5 No Employee Plan is a multiple-employer welfare arrangement as defined in Section 3(40) of ERISA.
          4.14.6 Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and RHG has no Knowledge of any reason why any such determination letter should be revoked or not be issued. Except as would not have a Material Adverse Effect on RHG, each Employee Plan that is intended to be qualified or registered under the laws of any Non-U.S. jurisdiction is so qualified or registered. Except as would not have a Material Adverse Effect on RHG, all amendments required to bring any Employee Plan into conformity with any applicable provisions of ERISA and the Code have been duly adopted. To the Knowledge of RHG, nothing has occurred or will occur through the Closing which would cause the loss of such qualification or exemption or the imposition of any penalty or Tax liability.
          4.14.7 Except as would not have a Material Adverse Effect on RHG, with respect to each Employee Plan of RHG: (i) each has been maintained, funded, operated and administered in compliance with its terms and with all applicable laws including, without limitation, ERISA and the Code; (ii) no actions, suits, claims or disputes are pending or, to the Knowledge of RHG threatened against any such plan, the trustee or fiduciary of any such plan, RHG or any assets of any such plan; (iii) no audits, proceedings, claims or demands are pending with any Governmental Authority including, without limitation, the Internal Revenue Service and the Department of Labor; (iv) all reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any such plan participant have been duly or timely filed or distributed; (v) no “prohibited transaction”, within the meaning of ERISA or the Code, or breach of any duty imposed on “fiduciaries” pursuant to ERISA has occurred; (vi) all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been made or properly accrued on the January 2007 Balance Sheet or will be properly accrued on the books and records of RHG as of the Closing; and (vii) no such plan has any unfunded liabilities which are not reflected on January 2007 Balance Sheet or the books and records of RHG.
          4.14.8 Except as required pursuant to the agreements listed in Item 4.14 of RHG Letter or pursuant to the terms of this Agreement, neither the execution or approval of this Agreement nor consummation by RHG of the transactions contemplated by this Agreement will (either alone or together with any other event) entitle any current or former director, officer, employee or independent contractor of RHG or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of bonus or other compensation or benefits of any kind under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. Except as set forth in Item 4.14 the RHG Disclosure Letter, there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of RHG or any of its Subsidiaries that, individually or collectively, is reasonably expected by RHG to give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code, or as mandated by any other applicable law, rule or regulation.
          4.14.9 Neither RHG nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of RHG or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.
          4.14.10 There has been no amendment to, written interpretation or announcement (whether or not written) by RHG or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended April 30, 2006.
          4.14.11 Neither RHG nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining or labor agreement or other contract or understanding with a labor union or organization.
          4.14.12 Except as disclosed in Item 4.14 of the RHG Disclosure Letter, there exist no loans or extensions of credit by RHG or any of its Subsidiaries to any current or former director, officer, employee and independent contractor of RHG or any of its Subsidiaries with a principal balance in excess of $5,000 and which have not been repaid in full (for any reason) as of the date hereof.
     4.15 Labor Matters. There are no labor disputes or union organization activities pending, or, to the Knowledge of RHG, threatened between RHG and any of its employees. None of the employees of RHG belongs to any union or collective bargaining unit. RHG has complied in all material respects with all applicable state and federal equal employment opportunity laws and all other laws and regulations related to employment or working conditions, including all civil rights and anti-discrimination laws, rules, and regulations. RHG is not the subject of any material proceeding asserting that RHG has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there any pending, or, to the Knowledge of RHG, threatened, any labor strike, dispute, walkout, work stoppage, slowdown, or lockout involving RHG.
     4.16 Environmental Matters.
          4.16.1 Except as set forth in the Company SEC Filed Documents and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on RHG:
               (a) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been served, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of RHG, is threatened by any governmental entity or other Person relating to or arising out of any Environmental Law or Release or threatened or suspected Release of any Hazardous Materials;
               (b) RHG is and has been in compliance with all applicable Environmental Laws and all Environmental Permits; and
               (c) there are no material liabilities of or relating to RHG or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances that would reasonably be expected to result in or be the basis for any such liability.
          4.16.2 RHG possesses any and all Environmental Permits necessary or required for the operation of its business as currently conducted, except to the extent that the failure to have such Environmental Permits would not have a Material Adverse Effect on RHG.
          4.16.3 There has been no environmental investigation, study, audit, test, review or other environmental analysis conducted prior to the date of this Agreement of which RHG has Knowledge and/or possession as of the date hereof in relation to the current or prior business of RHG or any property or facility now or previously owned or leased by RHG that has not been made available to Buyer at least five Business Days prior to the date hereof.
          4.16.4 RHG does not have any obligation or liability with respect to any Hazardous Materials, including any Release or threatened or suspected Release of any Hazardous Material or any violation of Environmental Law, and there have been no events, facts or circumstances which could form the basis of any such obligation or liability.
          4.16.5 No releases of Hazardous Materials have occurred at, from, in, to, on, or under any Site and no Hazardous Materials are present in, on, about, or migrating to or from any Site.

          4.16.6 RHG has not transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Materials at, from or to any site or other location.
          4.16.7 No Site is a current or, to the Knowledge of RHG, a proposed Environmental Clean-Up Site.
          4.16.8 There are no Liens under or pursuant to any Environmental Law on any Site.
          4.16.9 There is no (a) underground storage tank, active or abandoned, (b) polychlorinated biphenyl containing equipment, (c) asbestos-containing material, (d) radon, (e) lead-based paint or (f) urea formaldehyde at any Site. Any underground storage tank meets all current applicable requirements.
          4.16.10 RHG has provided all notifications and warnings, made all reports and kept and maintained all records required pursuant to Environmental Laws.
          4.16.11 For purposes of this Section 4.16, the term “Company” includes any entity that is, in whole or in part, a predecessor of RHG.
     4.17 Real Property.
          4.17.1 Owned Real Property. Except as set forth in Item 4.17 of the RHG Disclosure Letter, RHG does not own any real property, and RHG is not obligated by contract or otherwise to any purchase real property. RHG holds options on certain leased real property as more particularly set forth in Item 4.17 of the RHG Disclosure Letter.
          4.17.2 Leased Real Property. Item 4.17 of the RHG Disclosure Letter contains an accurate and complete list of each Real Property Lease. With respect to each Real Property Lease set forth on Item 4.17 of the RHG Disclosure Letter, and except as set forth in Item 4.17 of the RHG Disclosure Letter: (a) it is valid, binding and in full force and effect; (b) all rents and additional rents and other sums, expenses and charges due to date have been paid; (c) the lessee has been in peaceable possession since October 2002, or, if shorter, the original term thereof; (d) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (e) there exists no default or event of default by RHG or, to RHG’s Knowledge, by any other party thereto; (f) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by RHG thereunder; and (g) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. RHG holds the leasehold estate on each Real Property Lease free and clear of all Liens, except for the liens of mortgagees of the real property in which such leasehold estate is located. RHG is in physical possession and actual and exclusive occupation of the whole of each of its leased properties. RHG does not owe any brokerage commission with respect to any Real Property Lease.
     4.18 Banks; Powers of Attorney. Item 4.18 of the RHG Disclosure Letter contains an accurate and complete list showing: (i) the names of each bank in which RHG has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto, and (ii) the names of all persons, if any, holding powers of attorney from RHG.

     4.19 Board Recommendation. As of the date of this Agreement, and subject to compliance with the terms and conditions of Section 9.12 as of the Closing Date, the Board of Directors of RHG has (a) approved and adopted this Agreement; and (b) determined that this Agreement and the transactions contemplated herein, including the Merger, are in the best interests of RHG and its stockholders.
     4.20 Anti-takeover Statutes. RHG has taken all action necessary to exempt this Agreement and the transactions contemplated hereby from the restrictions on “affiliated transactions” and “control-share acquisitions” contained in applicable Florida Law, and, accordingly, neither such Section nor any other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions.
     4.21 Intellectual Property.
          4.21.1 Item 4.21 of the RHG Disclosure Letter contains a true and complete list of each of the registrations, applications and other material Intellectual Property Rights included in the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights, specifying as to each such Intellectual Property Right, as applicable, (i) the owner of such Intellectual Property Right, (ii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, (iii) the registration or application numbers thereof, (iv) the termination or expiration dates thereof, and (vi) all agreements related to such intellectual Property Right which is a Licensed Intellectual Property Right, setting forth the date of any license or agreement and the identity of all parties thereto.
          4.21.2 The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights, together with Intellectual Property Rights solely relating to commercial “off-the-shelf” or “shrink wrap” software, constitute all the Intellectual Property Rights that are material to the conduct of the business of RHG as currently conducted.
          4.21.3 To the Knowledge of RHG, RHG’s use of the Intellectual Property Rights does not infringe, misappropriate or otherwise violate any Intellectual Property Right of any third person, in each case except as would not have, individually or in the aggregate, a Material Adverse Effect on RHG. As of the date hereof, there is no claim, action, suit, investigation or proceeding pending against, or, to the Knowledge of RHG, threatened in writing against RHG, any present or former officer, director or employee of RHG in his or her capacity as such, (i) challenging or seeking to deny or restrict, the rights of RHG in any of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights, (ii) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold by RHG do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party or (iii) alleging that RHG has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party, except, in each case as would not have, individually or in the aggregate, a Material Adverse Effect on RHG.

     4.22 Material Contracts.
          4.22.1 Item 4.22 of the RHG Disclosure Letter sets forth a list of all of the following contracts and other arrangements, options, understandings and agreements (collectively, the “Material Contracts”), to which RHG is a party or by or pursuant to which RHG or any of its assets or properties are bound or subject. For purposes of this Section 4.22, “Contracts” refer to any written or oral agreement between RHG and any Person that is binding upon both parties and relates to the subject matter set forth below:
               (a) Contracts or agreements with any current or former officer, director, shareholder, employee, consultant, agent or other representative of RHG, other than Contracts that are cancelable without penalty within a 90-day period.
               (b) Contracts with any labor union or association representing any employee of RHG.
               (c) Contracts for the sale of any of the assets or properties of RHG other than in the ordinary course of business or for the grant to any Person of any options, rights of first refusal, or preferential or similar rights to purchase any of such assets or properties.
               (d) Partnership or joint venture agreements.
               (e) Contracts under which RHG agrees to indemnify any Person against, or to share, the liability of any Person, other than routine, non-material contracts such as a lease of a postage machine.
               (f) Contracts calling for an aggregate purchase or sale price or payments in any one year of more than $100,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements).
               (g) Contracts for the sharing of fees, the rebating of charges or other similar arrangements.
               (h) Contracts containing obligations or liabilities of any kind to holders of the securities of RHG.
               (i) Contracts containing covenants of RHG or any Seller not to compete in any line of business or with any Person or covenants of any other Person not to compete with RHG in any line of business.
               (j) Contracts relating to the acquisition by RHG of any operating business or the capital stock of any other Person.
               (k) Contracts requiring the payment to any Person of a commission or fee, except in the ordinary course of business consistent with past practices.
               (l) Contracts for the payment of fees or other consideration to any Seller or any officer or director of RHG or to any other Person in which any Seller or any officer or director of RHG has an interest.

               (m) Contracts relating to the borrowing of money.
               (n) The real property leases described in Section 4.17.
               (o) Contracts with suppliers to RHG that require total payments per year of $100,000 or more.
               (p) Consignment contracts, in which RHG is consignor or consignee separately listed.
               (q) Contracts with independent agents, brokers, dealers or distributors.
               (r) Advertising or marketing contracts.
          4.22.2 Except as set forth in Item 4.22 of the RHG Disclosure Letter, as of the date hereof, each Material Contract is a valid and binding agreement of RHG, and to the Knowledge of RHG, the other party thereto, and is in full force and effect; neither RHG nor, to the Knowledge of RHG, any other party thereto, is in default or breach in any material respect under the terms of any Material Contract and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a default or breach thereunder, which would have, individually or in the aggregate, a Material Adverse Effect on RHG. True and complete copies of each Material Contract have been made available to Buyer.
     4.23 Franchised Restaurants. Item 4.23 of the RHG Disclosure Letter is a true and complete list of each of the RHG restaurants that are operated pursuant to a franchise or license agreement between RHG and another Person. The franchise or license agreement with respect to each RHG restaurant set forth on Item 4.23 of the RHG Disclosure Letter is in full force and effect. RHG is not is in default or breach in any material respect under the terms of any of the franchise or license agreements and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a default or breach thereunder, which would have, individually or in the aggregate, a Material Adverse Effect on RHG.
     4.24 Employees.
          4.24.1 RHG has previously made available to Buyer a true and complete list of the names, titles and compensation of all officers of RHG and all other corporate and management employees of RHG.
          4.24.2 To the Knowledge of RHG, no officer or other vice-president (or person senior to any vice-president) of RHG has indicated as of the date hereof that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement, except for the resignations disclosed to RHG in Item 4.24 of the RHG Disclosure Letter.
          4.24.3 Except as set forth in Item 4.24 of the RHG Disclosure Letter, RHG has not entered into any employment contract or arrangement with any director, officer, employee or any other consultant or Person (i) which is not terminable by it at will without liability, except as the right of RHG to terminate its employees at will may be limited by applicable federal, state or local law, or (ii) under which RHG could have any material liability.

     4.25 WARN Act. RHG is in compliance in all material respects with the WARN Act, or any similar state or local law. In the past two years, (i) RHG has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of RHG, and (iii) RHG has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local, or foreign law or regulation. RHG has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the effective date of this Agreement.
     4.26 Insurance. RHG has previously made available to Buyer copies of all insurance policies to which RHG is a party or is a beneficiary or named insured. All of the insurable properties of RHG are insured pursuant to insurance policies as RHG reasonably believes is customary in the industry in which RHG is engaged. Such policies are in full force and effect, all premiums due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received by RHG. Except as set forth on Item 4.26 of the RHG Disclosure Letter, there have been no claims in excess of $50,000 asserted under any of the insurance policies of RHG in respect of all general liability, professional liability, errors and omissions, property liability, worker’s compensation, and medical claims since the January 2007 Balance Sheet Date.
     4.27 Interests in Other Entities. Other than as disclosed in Item 4.27 of the RHG Disclosure Letter, RHG does not (i) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation, (ii) have any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity, or (iii) have any obligation, direct or indirect, present or contingent, (A) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any Person, or (B) to share any profits or capital investments or both.
     4.28 Investment Company. RHG is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     4.29 Title to Property; Encumbrances. RHG has good and valid title to, or enforceable leasehold interests in or valid rights under contract to use, all the properties and assets owned or used by it (real, personal, tangible and intangible), including, without limitation (a) all the properties and assets reflected in the January 2007 Balance Sheet, and (b) all the properties and assets purchased or otherwise contracted for by RHG since the January 2007 Balance Sheet Date (except for properties and assets reflected in the January 2007 Balance Sheet or acquired or otherwise contracted for since the January 2007 Balance Sheet Date that have been sold or otherwise disposed of in the ordinary course of business), in each case free and clear of all Liens, except for Liens set forth on Item 4.29 of the RHG Disclosure Letter. The property, plant and equipment of RHG, whether owned or otherwise contracted for, is in a state of maintenance and repair which allows for the operation of RHG’s business in the ordinary course.

     4.30 Affiliate Transactions.
          4.30.1 Item 4.30 of the RHG Disclosure Letter identifies all Material Contracts or transactions involving any Person (including such Person’s officers, directors, shareholders, partners, and employees) who is an Affiliate of RHG or any Seller at any time since January 1, 2005 and lists all amounts paid (or deemed for accounting purposes to have been paid) by RHG to any such Person (provided that payments by RHG in respect of its standard payroll obligations and the reimbursement of expenses to employees incurred in the ordinary course of business shall not be included in Item 4.30 of the RHG Disclosure Letter) or received by RHG from any such Person at any time since January 1, 2005 with respect to any Material Contracts and all products or services (including any charge for administrative, purchasing, legal, financial or other services) purchased, sold or leased to or by RHG. Except as set forth in Item 4.30 of the RHG Disclosure Letter, each of the Material Contracts with or involving an Affiliate, including any and all amendments to each such Material Contract, contains terms and conditions which are not less favorable than those RHG could have obtained at the time it entered into them from one or more independent third-parties in negotiations at arm’s length.
          4.30.2 No Affiliate of RHG or any Seller is the direct or indirect owner of an interest in any Person that is a present or potential competitor, supplier or customer of RHG, nor does any such Person receive income from any source other than RHG that should properly accrue to RHG.
          4.30.3 Except as set forth in Item 4.30 of the RHG Disclosure Letter, RHG does not have any liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, liabilities under contracts previously performed or long-term debt) to any Seller or any Affiliate of any Seller; and none of such Persons have any such liabilities to RHG.
     4.31 Accounts Payable and Accrued Expenses. Item 4.31 of the RHG Disclosure Letter sets forth a true and complete list of all of RHG’s accounts payable and accrued expenses outstanding as of February 25, 2007 including the name of the creditor and the amount due. Each of the accounts payable and accrued expense of RHG set forth on Item 4.31 of the RHG Disclosure Letter reflects bona fide indebtedness of RHG incurred in the ordinary course of RHG’s operation of its business consistent with past practices.
     4.32 Debt. Item 4.32 of the RHG Disclosure Letter sets forth a true and complete list of RHG’s debt outstanding as of February 25, 2007 including the name of the payee and the amount due. The debt set forth on Item 4.32 of the RHG Disclosure Letter reflects bona fide indebtedness of RHG incurred in the ordinary course of RHG’s operation of its business consistent with past practices.
     4.33 Trading with the Enemy Act; Patriot Act. No sale of RHG’s securities nor RHG’s use of the proceeds from such sale has violated the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, RHG (a) is not a person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of

September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) and (b) does not engage in any dealings or transactions, and is not otherwise associated with any such person. RHG is in material compliance with the USA Patriot Act of 2001.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Each of the Sellers, severally, makes the representations and warranties contained in this Article 5, as to himself or itself only, to Buyer, intending that Buyer rely on each of such representations and warranties in order to induce Buyer to enter into and complete the transactions contemplated by this Agreement. The representations and warranties of each Seller shall survive the consummation of the transactions contemplated by this Agreement until the expiration of one year from the Closing Date, provided that (a) in the case of fraud by any of the Sellers representations and warranties shall survive the consummation of such transactions without any time limit, and (b) subject to clause (a), each Seller’s representations and warranties contained in Section 5.5 shall survive the consummation of such transactions without any limit. Where reference is made to the knowledge of a Seller, such knowledge means and includes (a) actual knowledge of the Person, and (b) that knowledge which a prudent business person could have obtained in the management of his or her business after making due inquiry and after exercising due diligence.
     5.1 Corporate Existence and Power. Each Seller that is an entity is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all powers and all governmental licenses, authorizations, permits, consents and approvals required to enter into this Agreement and consummate the transactions contemplated hereby.
     5.2 Authorization. The execution, delivery and performance by each Seller of this Agreement and the consummation by each Seller of the transactions contemplated hereby are within each Seller’s powers and have been duly authorized by all necessary action on the part of such Seller. This Agreement constitutes a valid and binding agreement of each Seller, enforceable against each Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to or affecting creditor’s rights and remedies generally, and subject as to enforceability of general principles of equity (whether considered in a proceeding in equity or at law).
     5.3 Governmental Authorization. The execution, delivery and performance by each Seller of this Agreement and the consummation by each Seller of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic or foreign, other than any actions or filings the absence of which could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on such Seller or materially impair the ability of such Seller to consummate the transactions contemplated by this Agreement.
     5.4 Non-contravention. The execution, delivery and performance by each Seller of this Agreement and the consummation by each Seller of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of its organizational documents in the case of Sellers which are entities, (ii) assuming compliance with the matters referred to in Section 5.3, contravene, conflict with, or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree binding upon or applicable to such Seller, (iii) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, could become a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which such Seller is entitled under any provision of any agreement or other instrument binding upon such Seller or any license, franchise, permit, certificate, approval or other similar authorization affecting the assets or business of such Seller, or (iv) result in the creation or imposition of any Lien on the Shares, except in the case of each of clauses (ii), (iii) and (iv) as would not have, individually or in the aggregate, a Material Adverse Effect on such Seller.
     5.5 Title to Shares. Item 5.5 of the RHG Disclosure Letter sets forth the number of Shares owned by each Seller. Each Seller has good and valid legal title to their respective Shares owned by him or it, full beneficial ownership of the Shares owned by him or it and full legal right and power to transfer and deliver the Shares owned by him or it to Buyer in the manner provided in this Agreement. Upon delivery of the Shares owned by such Seller against payment of the Purchase Price pursuant to the terms of this Agreement, Buyer will receive good and valid legal title to the Shares owned by such Seller and full beneficial ownership of the Shares owned by such Seller, free and clear of all Liens.
     5.6 Litigation. There is no litigation or other administrative or judicial proceedings pending or threatened that might endanger Sellers’ right to sell the Shares owned by him or it to Buyer. There are no judgments pending against Sellers.
     5.7 Finders’ and Advisory Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Seller in connection with the transactions contemplated in this Agreement.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer makes the representations and warranties contained in this Article 6 to Sellers intending that Sellers rely on each of such representations and warranties in order to induce Sellers to enter into and complete the transactions contemplated by this Agreement. These representations and warranties shall survive the consummation of the transactions contemplated by this Agreement until the expiration of one year from the Closing Date, provided that in cases of fraud these representations and warranties shall survive the consummation of such transactions without any time limit.
     6.1 Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Buyer.
     6.2 Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to or affecting creditor’s rights and remedies generally, and subject as to enforceability of general principles of equity (whether considered in a proceeding in equity or at law).
     6.3 Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, or foreign, other than (i) the filing of a certificate of merger with respect to the Merger with the Florida Secretary of State and appropriate documents with the relevant authorities of other states in which Buyer is qualified to do business, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign, and (ii) any actions or filings the absence of which could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.
     6.4 Non-contravention. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Buyer, or (ii) assuming compliance with the matters referred to in Section 6.3, contravene, conflict with, or result in any violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree, except for such contraventions, conflicts and violations referred to in clause (ii) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.
     6.5 Finders’ or Advisory Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Sellers upon consummation of the transactions contemplated by this Agreement.
ARTICLE 7
ADDITIONAL AGREEMENTS
     7.1 Assignment of Certain RHG Intellectual Property. Immediately prior to the Closing, RHG shall assign certain RHG Intellectual Property Rights as more fully described in the form of bill of sale in Exhibit 7.1 (the “IP Bill of Sale”) in satisfaction of $2,000,000 of Berjaya Debt.

     7.2 Berjaya Debt. In full satisfaction of the secured debt, including accrued and unpaid interest, owed by RHG to Berjaya (the “Berjaya Debt”) as of the Closing Date, Berjaya has agreed to accept a new unsecured note (the “New Berjaya Note”) in the principal amount equal to $10,000,000 less the amount of any other Debt owed to unrelated third parties as of the Closing Date, which note shall be in the form of Exhibit 7.2.
     7.3 Contribution of Funds to RHG. Simultaneously with the Closing, Buyer will make an equity contribution to RHG in the amount of $9,000,000 and a loan to RHG in the principal amount of $2,000,000, which funds will be used by RHG as follows:
          7.3.1 $1,943,187.66 to pay RHG’s Minority Shareholders in accordance with Section 7.4;
          7.3.2 $9,056,812.34 or such lesser amount as may be necessary to (a) pay certain of RHG’s liabilities relating to taxes due as set forth in Item 7.3.2 of the RHG Disclosure Letter; and (b) pay certain of RHG’s transaction cost as set forth in Item 7.3.2 of the RHG Disclosure Letter. The final amounts to be paid are still under negotiations and may change prior to Closing, but in no event shall the amounts to be contributed by Buyer to RHG pursuant to this Section 7.3.2 exceed the sum of $9,056,812.34 plus the amount of Cash Consideration to be paid to the Sellers after giving effect to the adjustments set forth in Section 3.3, which amount of Cash Consideration, to the extent necessary to pay the items on Schedule 7.3.2, shall, instead of being paid to the Sellers, be contributed by Buyer to RHG.
     7.4 Short-Form Merger. As soon as practicable following the Closing, Buyer shall merge with and into RHG (the “Merger”) pursuant to Section 607.1104 of the Florida Statutes. In connection with the Merger, each share of Common Stock of RHG owned by a shareholder other than Buyer (the “Minority Shareholders”) shall be converted into the right to receive $0.46 per share for an aggregate merger consideration of $1,943,187.66 (the “Merger Consideration”). Prior to the effective time of the Merger, Buyer shall appoint American Stock Transfer & Trust Company or another agent who shall be reasonably satisfactory to RHG (the “Exchange Agent”) pursuant to an agreement that shall be reasonably satisfactory to the RHG, for the purpose of exchanging for the Merger Consideration certificates representing shares of RHG’s Common Stock. In connection with approving this Agreement, RHG’s Board of Directors has considered and determined that the Merger is in the best interest of RHG’s shareholders.
     7.5 338(g) Election. Immediately following the Closing, Buyer may make an election under Section 338(g) of the Code. Sellers and RHG acknowledge and consent to such election and the allocation of the Purchase Price made by Buyer. If such an election is made, any Taxes imposed as a result of such election (a) shall be the responsibility of Buyer or RHG and not any Seller, (b) shall not be included in the definition of Accounts Payable and Accrued Expenses, and (c) shall not be considered a breach of the representations contained in Section 4.13 of this Agreement.
     7.6 Termination of Development Agreements. Contemporaneously with the execution and delivery of the IP Bill of Sale, the Master Development Agreement dated 5 January 1996 between RHG and Roadhouse Grill Asia Pacific (Cayman) Limited and the Master Development Agreement dated 5 January 1996 between RHG and Roadhouse Grill Asia Pacific

(HK) Limited (collectively the “Development Agreements”) shall be terminated and of no further force or effect thereafter, with each party thereto delivering to the other party thereto such releases and termination agreements as shall be necessary to effect such termination, with neither party to any such agreement having any further rights, obligations or liabilities thereunder. Berjaya shall cause its affiliates which are parties thereto to comply with this subsection.
     7.7 Tax Returns Relating to Pre-Closing Periods. All Tax Returns for RHG that relate to periods ending on or before the Closing Date (including the pre-closing portion of any period that begins before and ends after the Closing Date), and are filed after the Closing Date, shall be prepared consistently with past practice. Buyer or RHG, as the case may be, shall provide Sellers with a copy of such Tax Returns for their review and approval, which approval shall not be unreasonably withheld or delayed.
ARTICLE 8
CORPORATE GUARANTY
     Guarantor hereby agrees to guarantee all of the obligations of Buyer under the terms of this Agreement.
ARTICLE 9
COVENANTS OF RHG AND SELLERS
     In addition to other obligations contained in this Agreement, between the date of this Agreement and the Closing, unless specifically waived in writing by Buyer, Sellers shall cause RHG to, and RHG shall:
     9.1 Conduct of Business. (a) Conduct its businesses in the ordinary course, consistent with prior practice; (b) keep intact its business and goodwill; (c) comply in all material respects with all of the terms of its Material Contracts; (d) use its best efforts to keep available the services of its officers and employees; (e) use its best efforts to maintain good relationships with the Persons with which it has business relationships; (f) maintain inventory levels at the end of any given monthly period of not less than 9% of RHG’s sales for the most recently completed calendar month; and (g) promptly notify Buyer of any material event or occurrence adverse to, or not in the ordinary course of business or consistent with past practice of, RHG. Without the prior written consent of Buyer, Sellers shall not vote in favor of any proposal authorizing RHG to, or permit RHG to, and RHG shall not, take or permit any action to:
          9.1.1 Change materially any aspect of its current business.
          9.1.2 Affect or change its capital structure.
          9.1.3 Terminate or amend any Material Contract.
          9.1.4 Merge or consolidate with any Person or acquire or sell any stock or equity interest in any other Person.

          9.1.5 Sell, lease, pledge, encumber or otherwise dispose of any of its assets, other than in the ordinary course of its business with the exception of any mutually agreed upon effort to act in the manner contemplated by Item 3.5.2 of the RHG Disclosure Letter.
          9.1.6 Change or amend its articles of incorporation or bylaws.
          9.1.7 Other than in the ordinary course of business, incur any indebtedness, make any guarantees, or make capital expenditures or investments.
          9.1.8 Sell gift certificates at a discount.
          9.1.9 Increase the rate of compensation, bonuses or other benefits provided to employees, other than in the ordinary course of business, or to officers, directors, Sellers or their Affiliates.
          9.1.10 Settle any threatened or pending material litigation or other proceeding.
          9.1.11 Make changes in its method or practice of reporting or paying Taxes or in the business, contractual arrangements or structure of its relations which would have the effect of altering its Tax treatment or Tax liabilities.
          9.1.12 Redeem or make any liquidating distributions with respect to its capital stock or pay Sellers dividends or make other distributions through the Closing Date.
          9.1.13 Agree or commit to do any of the acts described in Sections 9.1.1 through 9.1.12.
     9.2 Filing of SEC Annual and Quarterly Reports. File as promptly as possible, but in no event later than 60 days from the date hereof, its Annual Report on Form 10-K for the fiscal year ended April 30, 2006 and its Quarterly Reports on Form 10-Q for each of the fiscal quarters ended on July 30, 2006, October 29, 2006 and January 28, 2007 (collectively, the “Delinquent SEC Filings”), each of which reports shall contain the financial statements for the respective periods covered by such report in substantially the same form as delivered to Buyer prior to the date hereof and the form and content of which shall be reasonably satisfactory to Buyer.
     9.3 Filing of Form 15. File with the SEC as promptly as possible following the filings of the SEC reports as required by Section 9.2, a Form 15 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Section 13 and 15(d) of the Securities Exchange Act of 1934, which Form 15 shall be reasonably satisfactory to Buyer.
     9.4 Broker Searches. Conduct any broker searches necessary in connection with the mailing of any notice required for the Merger.
     9.5 401(k) Plans. Comply with all certified audit requirements of Section 401(k) of the Code applicable to the Employee Plans for calendar years 2004, 2005 and 2006.

     9.6 Cooperation. Not take any action that would cause the conditions upon which the obligations of the parties to effect the transactions contemplated by this Agreement not to be fulfilled including, without limitation, taking or causing to be taken any action that would cause the representations and warranties made by RHG or Sellers in this Agreement not to be true and correct in all material respects as of the Closing.
     9.7 Certain Acts. Use its best efforts (including, without limitation, executing required documents and paying any related fees and expenses required by any Material Contract or otherwise) to cause to be fulfilled the conditions precedent to Buyer’s obligations to consummate the transactions contemplated by this Agreement that are dependent upon the actions of RHG or Sellers.
     9.8 Governmental Filings. Promptly make all governmental filings or other submissions which may be necessary in order for Sellers and RHG to be able to consummate the transactions contemplated by this Agreement.
     9.9 Access and Information. (a) Permit the authorized representatives of Buyer to have reasonable access upon reasonable notice to the office, facilities, equipment, “Personnel” (i.e., employees, agents, accountants and independent auditors), properties, books, records and documents of RHG; (b) furnish to Buyer’s representatives such information, financial records and other documents with respect to the assets, liabilities, Material Contracts, operations and business of RHG as Buyer shall reasonably request; (c) cause the Personnel of RHG to consult and cooperate with Buyer in Buyer’s due diligence efforts; and (d) provide representatives of Buyer contact information with respect to each of RHG’s creditors, other than those creditors described in Item 9.9 of the RHG Disclosure Letter, and advise such creditors that RHG consents to the release of any information necessary for representatives of Buyer to confirm amounts due and owing to such creditors. RHG shall be afforded the opportunity to appoint one or more representatives to accompany the representatives of Buyer during the course of their access as described in clause (a) of the preceding sentence. Any failure of RHG to appoint representatives or the failure of the representatives to accompany or to cause such Persons to cooperate with Buyer shall allow Buyer’s representatives to consult with such Persons without being accompanied by any representative of RHG.
     9.10 Expenditures. Not make any material expenditure other than in the ordinary course of business or as contemplated by this Agreement without the prior written approval of Buyer.
     9.11 Taxes. Prepare and timely file, in a manner consistent with applicable laws and regulations, all Tax Returns for Taxes required to be filed on or before the Closing Date. RHG shall pay and be responsible for paying any sales taxes, documentary stamp taxes, income taxes or other taxes or fees due or owing in connection with the transfer and sale of the Shares.
     9.12 No Shop; Standstill. Refrain from taking, directly or indirectly, any action to encourage, initiate, solicit or continue any discussions or negotiations with, or any other offers from, any other Person concerning a sale of assets or stock, a merger or any similar transaction concerning RHG which would affect the business of RHG or all or any portion of the Shares; provided, however, that notwithstanding the foregoing, if, prior to the Closing, in response to a

Superior Proposal that was not solicited by RHG and that did not otherwise result from a breach of this Section 9.12, the Board of Directors determines in good faith (based on the written opinion of outside counsel) that the failure to withdraw the approval by the Board of Directors of RHG of the Merger would cause the Board to violate its fiduciary duties under the Florida Statutes, the Board of Directors of RHG may withdraw its approval or recommendation of the Merger.
     9.13 Restrictions on Voting. Sellers covenant not to vote their respective Shares in favor of any transaction or in any manner that would frustrate or impede the Closing.
ARTICLE 10
COVENANTS OF BUYER
     In addition to other obligations contained in this Agreement, between the date of this Agreement and the Closing, unless specifically waived in writing by Sellers, Buyer shall:
     10.1 Cooperation. Not take any action that would cause the conditions upon which the obligations of the parties to effect the transactions contemplated by this Agreement not to be fulfilled including, without limitation, taking or causing to be taken any action that would cause the representations and warranties made by Buyer in this Agreement not to be true and correct in all material respects as of the Closing.
     10.2 Certain Acts. Use its best efforts (including, without limitation, executing required documents and paying any related fees and expenses required by contract or otherwise) to cause to be fulfilled the conditions precedent to Sellers’ obligations to consummate the transactions contemplated by this Agreement that are dependent upon the actions of Buyer.
     10.3 Governmental Filings. Promptly make all governmental filings or other submissions which may be necessary in order for Buyer to be able to consummate the transactions contemplated by this Agreement.
ARTICLE 11
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF RHG AND SELLERS
     Unless each of the following conditions are satisfied or waived in writing by Sellers, Sellers and RHG shall not be obligated to effect the transactions contemplated by this Agreement:
     11.1 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects as at the date of this Agreement and as at the Closing Date (as if each were made at such time), subject to any actions or changes which may have taken place after the date of this Agreement which are expressly permitted or contemplated by this Agreement, and Sellers shall have received a certificate signed by the President or a Vice President of Buyer to that effect.

     11.2 Performance. Each of the agreements, obligations, conditions and covenants to be performed or complied with by Buyer at or prior to the Closing pursuant to the terms of this Agreement shall have been fully performed or complied with on or before the Closing Date, including, without limitation, each of the deliveries to be made by Buyer pursuant to Section 13.3.
     11.3 Absence of Litigation. There shall be no pending or threatened claim, action, litigation, suit or other proceeding, either judicial or administrative, against RHG or Sellers or with respect to Buyer for the purpose of enjoining or preventing the consummation of this Agreement or otherwise claiming that this Agreement or its consummation is improper or adversely affecting or which would adversely affect the benefit to Sellers of the transactions contemplated by this Agreement.
     11.4 Consents. All consents, approvals, permits, estoppel certificates and/or waivers from governmental authorities and all other Persons necessary to effectuate the transactions contemplated by this Agreement including, without limitation, consents necessary to permit the continuation in effect of all of the Material Contracts have been obtained (and/or in the case of governmental regulations all applicable time periods shall have expired or been terminated).
     11.5 New Legislation. No new law shall have been enacted or legislation proposed which would preclude the transactions contemplated by this Agreement.
ARTICLE 12
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
     Unless each of the following conditions are satisfied or waived in writing by Buyer, Buyer shall not be obligated to effect the transactions contemplated by this Agreement:
     12.1 Representations and Warranties. The representations and warranties of Sellers and RHG contained in this Agreement shall be true and complete in all material respects as at the date of this Agreement and as at the Closing Date (as if each were made at such time), subject to any actions or changes which may have taken place after the date of this Agreement which are expressly permitted by this Agreement, and Buyer shall have received a certificate signed by each of Sellers and the Chief Executive Officer of RHG to that effect.
     12.2 Performance. Each of the agreements, obligations, conditions and covenants to be performed or complied with by Sellers and RHG at or prior to the Closing pursuant to the terms of this Agreement shall have been fully performed or complied with on or before the Closing Date, including, without limitation, each of the deliveries to be made by the Sellers and RHG pursuant to Section 13.1.
     12.3 Accounts Payable and Accrued Expenses. RHG’s Accounts Payable and Accrued Expenses on the Closing Date, after giving effect to the application of amounts being contributed by Buyer to RHG in accordance with Section 7.3.2, shall not be in excess of $12,000,000.
     12.4 Total Debt. RHG’s Debt on the Closing Date, including the New Berjaya Note, shall not be in excess of $10,000,000.

     12.5 No Material Adverse Change. No material adverse change in the business, properties or assets or in the financial condition of RHG shall have occurred from the January 2007 Balance Sheet Date through the date of the Closing.
     12.6 Absence of Litigation. There shall be no pending or threatened claim, action, litigation, suit or other proceeding, either judicial or administrative, against Buyer with respect to RHG or Sellers for the purpose of enjoining or preventing the consummation of this Agreement or otherwise claiming that this Agreement or its consummation is improper or which would adversely affect the benefit to Buyer of the transactions contemplated by this Agreement.
     12.7 Consents. All consents, approvals, permits, estoppel certificates and/or waivers from governmental authorities and all other Persons necessary to effectuate the transactions contemplated by this Agreement including, without limitation, consents necessary to permit the continuation in effect of all of the Material Contracts have been obtained (and/or in the case of governmental regulations all applicable time periods shall have expired or been terminated).
     12.8 New Legislation. No new law shall have been enacted or legislation proposed which would preclude the transactions contemplated by this Agreement or limit the business of RHG.
     12.9 Agreements. RHG shall have entered into agreements, reasonably satisfactory to Buyer, with each of the parties set forth in Item 12.9 of the RHG Disclosure Letter, which provide for final settlement amounts due to each of them respectively.
     12.10 Repayment of Advance. Repay the amounts due to Buyer under that certain unsecured promissory note dated as of March 2, 2007 in the original principal amount of $150,000 executed by RHG in favor of Duffy’s Management, Inc.
ARTICLE 13
CLOSING AND POST-CLOSING COVENANTS
     13.1 Time and Place. The closing under this Agreement (the “Closing”) shall take place at 10:00 a.m. within two Business Days after satisfaction of the conditions set forth in Articles 9 and 10 at the offices of Broad and Cassel, One Biscayne Tower, 21st Floor, 2 South Biscayne Boulevard, Miami, Florida 33131, or such other time and/or place as may be agreed to by Buyer and Sellers.
     13.2 Obligations of Sellers and RHG. At the Closing, Sellers and/or RHG, as applicable, shall deliver to Buyer:
          13.2.1 The certificate dated as of the Closing Date as described in Section 12.1.
          13.2.2 Stock certificates representing the Shares, duly endorsed in blank by Sellers.
          13.2.3 Evidence of the cancelled Berjaya Debt.

          13.2.4 Evidence of the release of Berjaya’s security interest in the assets of RHG.
          13.2.5 Evidence of the cancelled Employee Stock Options.
          13.2.6 Evidence of the cancelled warrant to purchase 4,474,337 shares of Common Stock of RHG granted to Berjaya.
          13.2.7 Resignations from all of the members of the Board of Directors of RHG serving on the Closing Date and the appointment of Paul Emmett as a director of RHG effective upon the Closing.
          13.2.8 Certified copies of the resolutions of the Board of Directors of RHG authorizing the execution, delivery and performance of, and the transactions contemplated by, this Agreement.
          13.2.9 An opinion of counsel for Sellers and RHG in form and substance reasonably satisfactory to Buyer as to the matters set forth in Exhibit 13.2.9.
          13.2.10 A good standing certificate with respect to RHG from Florida, dated not more than 30 days prior to the Closing Date.
          13.2.11 All required consents, approvals, permits, estoppel certificates and/or waivers as required by Section 12.7.
          13.2.12 The corporate minute book of RHG and all other books and records, including all financial books and records, of RHG.
          13.2.13 Such other certificates, instruments and documents of transfer, if any, as may be necessary to consummate the transactions contemplated by this Agreement.
          13.3 Obligations of Buyer. At the Closing, Buyer, as applicable, shall:
          13.3.1 Deliver to Sellers by wire transfer of immediately available funds the Cash Consideration.
          13.3.2 Deliver to Sellers of the Shareholder Note.
          13.3.3 Deliver to Sellers the certificates dated as of the Closing Date as described in Section 11.1.
          13.3.4 Deliver to Berjaya the New Berjaya Note and the Assignment executed by RHG.
          13.3.5 Deliver to Sellers such other certificates, instruments and documents of transfer if any, as may be necessary to consummate the transactions contemplated by this Agreement.
     13.4 Books and Records. Buyer shall retain after the Closing Date all financial books and records pertaining to the business of RHG prior to the Closing for at least three years. After the Closing, Sellers shall be entitled at reasonable times and upon reasonable written notice to Buyer to have access to and to make copies of such books and records in connection with matters relating to Taxes and/or past or future Tax Returns of Sellers.
ARTICLE 14
INDEMNIFICATION
     14.1 Indemnification by Sellers. From and after the Closing, Sellers, severally, and not jointly, shall indemnify, defend and hold harmless Buyer, RHG and their respective officers, directors, shareholders, employees and agents and their successors and assigns against any loss, claim, damage, cost, obligation, liability, penalty and expense, including all legal and other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, damage, cost, obligation, liability, penalty or expense or action in respect of such matters (collectively referred to as “Indemnified Damages”), occasioned by, arising out of or resulting from any breach or default of any representation or warranty by, or covenant of, such Seller contained in this Agreement or any other agreement provided for in this Agreement. If the time periods described in the second sentence of Article 5 during which indemnity for a breach of a representation and warranty has passed, no indemnity shall be available under this Agreement for breach of such representation and warranty. Indemnification under this Article 14 shall constitute Buyer’s exclusive remedy for misrepresentations by each Seller, except in cases of fraud. Buyer may pursue other remedies in addition to indemnification for any breach of contract or covenant and/or for fraud.
     14.2 Indemnification by Berjaya and Tonto. From and after the Closing Date, Berjaya and Tonto, severally, and not jointly, shall indemnify, defend and hold harmless Buyer, RHG and their respective officers, directors, shareholders, employees and agents and their successors and assigns against any Indemnified Damages, occasioned by, arising out of or resulting from any breach or default of any representation or warranty, by or covenant of, RHG contained in this Agreement or any other Agreement provided for in this Agreement. If the time period described in the second sentence of Article 4 during which indemnity for a breach of a representation or warranty has passed, no indemnity shall be available under this Agreement for breach of such representation and warranty. Berjaya’s obligation under this Section 14.2 shall be limited to 88.23% of the Indemnified Damages under this Section 14.2, and Tonto’s obligation under this Section 14.2 shall be limited to 11.77% of such Indemnified Damages. Indemnification under this Article 14 shall constitute Buyer’s exclusive remedy for misrepresentations by RHG, except in cases of fraud. Buyer may pursue other remedies in addition to indemnification for any breach of contract or covenant and/or for fraud.
     14.3 Indemnification by Buyer. From and after the Closing, Buyer shall indemnify, defend and hold harmless Sellers and their heirs, personal representatives, agents, successors and assigns against any Indemnified Damages occasioned by, arising out of or resulting from any breach or default of any representation or warranty by, or covenant of, Buyer contained in this Agreement or any other agreement provided for in this Agreement. Indemnification under this Article 14 shall constitute Sellers’ exclusive remedy for misrepresentations by Buyer, except in cases of fraud. Sellers may pursue other remedies in addition to indemnification for any breach of contract or covenant and/or for fraud.

     14.4 Notice of Indemnification. Upon receipt by an indemnified party of notice of the commencement against it of any action involving a claim, such indemnified party, if a claim in respect of such action is to be made by it against any indemnifying party under this Article 14, shall promptly notify in writing the indemnifying party of such commencement. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of such commencement, the indemnifying party will be entitled to participate in the defense and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, assume the defense of the action, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense, the indemnifying party will not be liable to such indemnified party under this Article 14 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense other than reasonable costs of investigation. Any such indemnifying party shall not be liable to any such indemnified party on account of any settlement of any claim or action effected without the consent of such indemnifying party unless the indemnifying party had determined not to assume the defense of the action. The indemnifying party will not settle or compromise any claim or action without the written consent of the indemnified party (which consent shall not be unreasonably withheld).
     14.5 Basket. Except as otherwise provided in this Agreement, none of Sellers, jointly and severally, on the one hand, nor Buyer on the other hand, shall have any liability for indemnification pursuant to Article 14 unless the total Indemnified Damages for which the indemnifying party would otherwise be liable exceeds $125,000 in the aggregate, in which case the liability for indemnification shall include only those amounts in excess of such $125,000; provided, however, that such $125,000 “basket” shall not apply to any breach of contract or covenant or fraud by any of the parties to this Agreement and shall apply only to misrepresentations by the parties to this Agreement. The maximum amount of indemnification claims for which each of Berjaya and Tonto shall be liable in the aggregate for misrepresentations shall not exceed with respect to each of Berjaya and Tonto, the respective amount of the Purchase Price paid or payable to, and the respective amount of Additional Consideration due to each of Berjaya and Tonto under the terms of this Agreement. Such limitation shall not apply to any breach of contract or covenant by Sellers or in cases of fraud. Buyer shall be entitled to set-off any amounts which are or may become due to Sellers under the Shareholder Note and the Additional Consideration, against any indemnification or other amount due to Buyer.

ARTICLE 15
TERMINATION
     This Agreement shall be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:
     15.1 By mutual written consent of Buyer and Sellers.
     15.2 By either Buyer or all Sellers, upon written notice to the other, if without fault of such terminating party, the Closing has not taken place by the close of business July 15, 2007, unless Buyer and Sellers agree in writing to extend such date.
     15.3 By Buyer upon written notice to Sellers, if Sellers and/or RHG have violated or breached any representation, warranty or covenant contained in this Agreement or any agreement contemplated by this Agreement; provided that Buyer shall have given the Sellers 30 days’ advance written notice setting forth the basis on which Buyer is exercising its right to terminate and such violation or breach is not cured within such 30 days.
     15.4 By all Sellers upon written notice to Buyer, if Buyer has violated or breached any representation, warranty or covenant contained in this Agreement or any agreement contemplated by this Agreement; provided that Sellers shall have given Buyer 30 days’ advance written notice setting forth the basis on which Sellers are exercising their right to terminate and such violation or breach is not cured within such 30 days.
     Termination by Buyer or Sellers pursuant to Sections 15.3 or 15.4, respectively, shall not constitute a waiver of the breach affording such right of termination or of the right to seek damages for such breach.

ARTICLE 16
MISCELLANEOUS
     16.1 Notices. All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing and shall be delivered or sent, with the copies indicated, by personal delivery, telecopy (with confirmation and additional copy sent by overnight delivery service) or overnight delivery service (by a reputable international carrier) to the parties as follows (or at such other address as a party may specify by notice given pursuant to this Section):

To RHG prior to the Closing:	Roadhouse Grill, Inc.
2703-A Gateway Drive
Pompano Beach, Florida 33069
Attention: Chief Financial Officer
Fax: (954) 969-5422

With a copy to:	Akerman Senterfitt
One Southeast Third Avenue
Miami, Florida 33131
Attention: Philip B. Schwartz, Esq.
Fax: (305) 374-5095

To Berjaya:	Berjaya Group (Cayman) Limited
c/o Berjaya Corporation Berhad
Level 12 (East Wing)
Berjaya Times Square
No. 1, Jalan Imbi
55100 Kuala Lumpur
Malaysia
Attention: Francis Lee
Fax: 603-21449585

With a copy to:	Stearns Weaver Miller Weissler Alhadeff &
Sitterson, P.A.
150 W. Flagler Street, Suite 2200
Miami, Florida 33130
Attention: Stuart Ames, Esq.
Fax: (305) 789-2603

To Saterbo:	Mr. Steve Saterbo
108 Campbell Drive
Winter Haven, FL 33882

To Tonto:	Tonto Capital Partners, GP
c/o Ayman Sabi
1440 S. Ocean Boulevard, 11-B
Pompano Beach, FL 33062

To Buyer and/or RHG after the Closing:	c/o Duffy’s Holdings, Inc.
4440 PGA Boulevard, Suite 201
Palm Beach Gardens, Florida 33410
Attn: Chief Executive Officer
Fax: (561) 694-2889

With a copy to:	Broad and Cassel
One Biscayne Tower, 21st Floor
2 South Biscayne Boulevard
Miami, Florida 33131
Attn: A. Jeffry Robinson, Esq.
Fax: (305) 373-9443
     All notices shall be deemed given and received one business day after their delivery to the addresses for the respective party(ies), with the copies indicated, as provided in this Section.
     16.2 Entire Agreement. This Agreement, the RHG Disclosure Letter and the documents which are Exhibits to this Agreement contain the sole and entire binding agreement among and representations made by the parties to each other and supersede any and all other prior written or oral agreements and representations among them; provided, however, the Confidentiality Agreement dated January 22, 2007 by and among RHG and its Affiliates and Duffy’s Holdings, Inc. and its Affiliates (the “Confidentiality Agreement”) shall remain in full force and effect until the Closing.
     16.3 Amendment. No amendment or modification of this Agreement shall be valid unless in writing and duly executed by the parties affected by the amendment or modification.
     16.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective representatives, heirs, successors and permitted assigns.

     16.5 Waiver. Waiver by any party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or a waiver of any other breach of the same or any other provision of this Agreement.
     16.6 Captions. The captions contained in this Agreement are inserted only as a matter of convenience or reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.
     16.7 Construction. In the construction of this Agreement, whether or not so expressed, words used in the singular or in the plural, respectively, include both the plural and the singular and the masculine, feminine and neuter genders include all other genders. Since all parties have engaged in the drafting of this Agreement, no presumption of construction against any party shall apply.
     16.8 Section and Exhibit References. All references contained in this Agreement to Sections and Exhibits shall be deemed to be references to Sections of, and Exhibits attached to, this Agreement, except to the extent that any such reference specifically refers to another document. All references to Sections shall be deemed to also refer to all subsections of such Sections, if any.
     16.9 Severability. In the event that any portion of this Agreement is illegal or unenforceable, it shall affect no other provisions of this Agreement, and the remainder of this Agreement shall be valid and enforceable in accordance with its terms.
     16.10 Absence of Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to (a) confer upon any Person other than the parties to this Agreement, and as set forth in Sections 16.4 and 16.11, any rights or remedies under or by reason of this Agreement as a third-party beneficiary or otherwise; or (b) authorize anyone not a party to this Agreement to maintain an action or institute an arbitration proceeding pursuant to or based upon this Agreement.
     16.11 Assignment. Neither this Agreement nor any rights under this Agreement may be assigned by any party without the written consent of all other parties; provided, however, Buyer may assign this Agreement to a direct or indirect wholly owned subsidiary of Buyer or to a purchaser of all or substantially all of Buyer’s assets; provided that the assignor remains jointly and severally liable along with the assignee in connection with any and all of its obligations under this Agreement and under all other related transaction documents.
     16.12 Other Documents. The parties shall take all such actions and execute all such documents which may be necessary to carry out the purposes of this Agreement, whether or not specifically provided for in this Agreement.
     16.13 Governing Law. This Agreement and the interpretation of its terms shall be governed by the laws of the State of Florida, without application of conflicts of law principles.
     16.14 Attorneys’ Fees. Sellers, RHG and Buyer shall pay their respective attorneys’ fees and expenses for the negotiation and preparation of this Agreement, the Exhibits and the other agreements contemplated by this Agreement.

     16.15 Public Disclosure. No party to this Agreement shall make any public disclosure or publicity release pertaining to the existence of the subject matter contained in this Agreement without notifying and consulting with the other parties; provided, however, that notwithstanding the foregoing, each party shall be permitted, after notice to the other parties, to make such disclosures to the public or to governmental agencies as its counsel shall deem necessary to maintain compliance with, and to prevent violation of, applicable laws, federal, state and local, domestic and foreign.
     16.16 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the federal or state courts in Palm Beach County, Florida, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party by first class mail anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in this Section 16.16 shall be deemed effective service of process on such party.
     16.17 Currency. All monetary amounts in this Agreement are stated in United States dollars ($) and shall be paid in that currency. No changes shall be made in any of such amounts based upon changes in the value of the United States dollar against any other currency.
     16.18 Counterparts. This Agreement may be executed and delivered in one or more counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to be one agreement.
[SIGNATURES ON FOLLOWING PAGE]

     The parties have executed this Agreement as of the date set forth above.

SELLERS: BERJAYA GROUP (CAYMAN) LIMITED
By:	/s/ Francis Lee
	Name:	Francis Lee
	Title:	Authorized Signatory

PRIME GAMING PHILIPPINES, INC.
By:	/s/ Seow Swee Pin
	Name:	Seow Swee Pin
	Title:	Director

/s/ STEVE SATERBO
STEVE SATERBO

TONTO CAPITAL PARTNERS, GP
By:	/s/ Ayman Sabi
	Name:	Ayman Sabi
	Title:	GP

THE COMPANY: ROADHOUSE GRILL, INC.
By:	/s/ Ayman Sabi
	Name:	Ayman Sabi
	Title:	President/CEO

BUYER: RHG ACQUISITION CORPORATION
By:	/s/ Paul Emmett
	Name:	Paul Emmett
	Title:	President

GUARANTOR: FOR PURPOSES OF ARTICLE 8 ONLY DUFFY’S HOLDINGS, INC.
By:	/s/ Paul Emmett
	Name:	Paul Emmett
	Title:	President